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                                                                    EXHIBIT 99.5


                         ASSISTED LIVING CONCEPTS, INC.

                           CHALLENGES & OPPORTUNITIES

                                  JUNE 8, 2001

                         CONFIDENTIAL EXECUTIVE SUMMARY

                                   AS AMENDED

OVERVIEW:

Assisted Living Concepts was initially incorporated in the summer of 1994 and went public (AMEX: ALF) November 1994. Immediately thereafter, the Company undertook an aggressive development campaign through which it ultimately built or acquired the 185 assisted living residences (7,149 resident capacity) that are presently in operation in 16 states. The Company's focus since inception has been on providing affordable housing accommodations in small, middle-market and suburban communities with a population typically ranging from 10,000 to 40,000. We own 115 of the facilities, 77 of which are subject to mortgages or other collateral obligations (see attached "Debt Schedule") and 38 of which are presently held free and clear, although 37 of these latter facilities are subject to a negative pledge. The remaining 70 facilities are leased. The initial intention was to grow rapidly to approximately 300 such residences, a size it was believed would offer better overhead absorption.

The Company has established a strong regional presence in the Pacific Northwest, the South Central States and throughout Indiana, Ohio, Pennsylvania and New Jersey. We have "unfinished" clusters of facilities in Arizona, South Carolina, Georgia and Florida - unfinished in the sense that we would require a substantial number of additional facilities in those areas to manage them on a highly cost effective basis.

Although the assisted living industry is generally viewed as a private pay business, an increasing number of states now offer certain benefits under Medicaid Waiver Programs. Approximately 19% of our total revenue is derived from these state payments and/or the tenant-paid portion due from the Program beneficiaries. We currently participate in these Medicaid Programs in the following states: Oregon (41%), Washington (44%), Texas (21%), Arizona (28%), Idaho (28%), New Jersey (27%) and Nebraska (13%). While this overall percentage has been relatively stable the past few years, we anticipate that it will increase in the future as more states offer such coverage and the entitled population increases in certain states. We consider our Medicaid participation to be running at its upper limit in some states - particularly Oregon where an active initiative to cut program benefits is currently underway. Overall, our participation should stabilize in the 20-30% range. As is standard practice in the industry, we offer a tiered pricing structure reflecting the higher or lower levels of care and attention required by different residents. Typical private pay base rents are: Level 1: $1,900; Level 2: $2,200 and Level 3: $2,400. Medicaid pricing is generally at a discount to private pay rates. Our average monthly rental for the quarter ended March 31, 2001 was $2041. Private pay rents are billed on the 25th of the month and are due as of the first of the month, in advance. We are currently developing a revised tenant assessment program we believe will better enable us to identify the level of service required by each tenant and to charge accordingly. This new tool will be implemented on a market test basis this summer and should be rolled out system-wide prior to the end of fiscal 2001. Medicaid beneficiary charges are determined by the individual states and must, however, be billed to the state according to their specific requirements and format. Medicaid billings account for the vast majority of our Accounts Receivable we carry for 30-45 days due to the billing process. Medicaid is billed for our facilities by the corporate based AR Department. All facility receivables are monitored by this department.

In the summer of 1998, the Company commenced discussions with American Retirement Corporation ("ARC") that resulted in a merger agreement which was entered into during November 1998.


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The Company announced on February 1, 1999, that it had agreed with ARC to terminate the merger and that it would restate its financial statements beginning with the quarter ended June 30, 1997 and through the quarter ended September 30, 1998. After further consultation with its auditors, the Company determined to restate the fiscal years ended December 31, 1996 and 1997 and the first three quarters of 1998, all of which were filed with the SEC on September 30, 1999. Generally speaking, the restatement process involved the earlier recognition of expenses related to the Company's development activities, lease agreement and "black-box" joint ventures and, accordingly reducing the previously capitalized amounts that would have been future expenses. A more detailed explanation of the restatement process is contained in the Form 10-K for the year ended December 31, 1999.

As a further consequence of the terminated merger and restatement of the Company's financial statements, a Class Action lawsuit was commenced in February 1999 against the Company and certain of its then current officers and directors (of these officers and directors named in the Class Action, only Dick Ladd is still active with the Company). This litigation has subsequently been settled in an agreement with the plaintiffs that involved a policy limits contribution from the Company's D&O carriers ($20 mm), approximately $1.0 mm from the underwriters who had been involved in the Company's 6% Debenture offering during the class period and approximately $9.0 mm from the Company, itself. The Company's portion is being paid pursuant to a promissory note collateralized by a package of previously unencumbered properties deemed acceptable by plaintiffs' counsel (seven of our nine Arizona facilities and one Nebraska facility) in five quarterly installments, commencing October, 2000.

The Company was able to "cap" its' coverage dispute with the D&O carriers at $4.0 mm which will be resolved though binding arbitration scheduled to be held during September, 2001. Any amount awarded the carriers will be paid ninety days after the final payment to the plaintiff group, which is likely to occur in October 2001. The Company believes (and counsel concurs) that its exposure in the arbitration is highly unlikely to exceed $2.0 mm and should prove to be significantly less. The plaintiffs did not settle with KPMG, which was also named in the original complaint. As a result, the Company is still heavily engaged in the production of documents and preparation for depositions relating to the plaintiffs' ongoing action with KPMG.


FIELD OPERATIONS:

Our field expenses are predominantly people related. Each Residence is managed by a Program Director who engages the necessary nursing, kitchen, housekeeping, maintenance and personal care staff to operate the facility. Most Program Directors are supported by a Management Assistant selected to bring complementary skills to those of the Program Director. We do not provide skilled nursing care. The Resident's health is directed by the Resident's personal physician and/or home care nurses under direction of that physician. Our nurse (typically half-time except for higher acuity or larger facilities) trains our Personal Service Aides, conducts initial resident assessments, delegates nursing tasks in appropriate states and provides 24-hour on-call support to staff. Personal Service Aides are staffed at a base level of 1 aide for each seven residents, seven days per week except in certain states where a higher staffing ratio is mandated by state regulation.. This staffing will also increase for houses with above average tenant acuity levels. We may promote our better Program Directors to the position of Team Leader which gives them additional responsibilities in their regions for training new Program Directors or helping other Residences with difficult transitions. In such instance, we generally employ an Associate Program Director on a part-time basis to cover the house during the Team Leader's absence. After employee related costs, our facility operating costs are essentially food, utilities, maintenance, insurance and property taxes.

Eight to ten Residences are managed by an Operations Manager who is based in the local area and reports to one of the Company's four Regional Vice Presidents who, in turn, report to the Chief Operating Officer. The Company also provides substantial corporate-based training and quality assurance / regulatory compliance support.


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OREGON MEDICAID:

The Governor's budget proposal, to be effective July 1, 2001, contains a plan to cut Medicaid funds available to support Medicaid eligible residents in Oregon's assisted living facilities. Up until now, the state's assisted living facilities have received higher payments for the care of Medicaid beneficiaries than other long term care settings - adult foster care facilities, residential care facilities and certain home care situations. The Governor's proposal is to make the fees paid "setting-neutral" which he suggests can be best achieved by lowering the payments to ALF's to the level paid in those other settings. Local industry assessments of the proposed cuts range between "severe, 35% reduction and 45% reduction, any of which would be disastrous for the industry. Dick Ladd, who has been very close to this situation has been very confident that this proposal would not be approved in the final budget - at least until recently.

The Governor's proposal allows for a base rate of $900.00 and the possibility of up to three service driven "add-ons" which could involve up to an additional $360.00. A document released by the Oregon Senior Disabled Services Division contains the following: "The restructured system increases the average payment that SDSD will make for clients receiving care in foster homes and in most residential care facilities. AVERAGE PAYMENT IN ASSISTED LIVING FACILITIES WILL DECREASE BY MORE THAN 35% WHEN THE SYSTEM IS FULLY IMPLEMENTED. Average payments made to RCFs with "flat rate contracts will decrease more than 40% when the system is fully implemented. While increases in average payment will become fully effective January 1, 2002, decreases will be phased in at six-month intervals and not be fully complete until the beginning of the 2003-2005 biennium."

Under the proposal, payments would compare to present funding as follows:


                             Proposed     Tenant        Total
                            State Rate    Portion      Payment     Current Rates

Base Rate                      $  900     $441.70     $1,341.70     $1,388.39
Base Rate + one add-on          1,080      441.70      1,521.70      1,876.63
Base Rate + two add-ons         1,200      441.70      1,641.70      2,227.46
Base Rate + three add-ons       1,260      441.70      1,701.70      2,577.16


It has just been discovered that the Governor's budget proposal remains intact and that the "restoration list" as yet contains no provision to restore this funding even though the list is tentatively completed. Although the list is still subject to change as a result of caucuses and hearings, time is running short as the budget is due to become final prior to the commencement of the state's fiscal year. Were the budget to pass in its present form, it would be nearly impossible for us to continue to provide services to the Medicaid population unless we figured out a way to "double-bunk" the Medicaid tenants. Our houses were not, however, designed to accommodate "double-bunking,"



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FINANCING:

     - We closed a secured credit facility with Heller Healthcare Finance on March 2, 2001, for an initial amount of up to $45 mm and an indication that it could be syndicated to a total of $75 mm. Permitted uses of the initial $20 mm (secured by 16 properties) were the repurchase of convertible debentures ($10 mm), payment of the class action settlement ($8 mm) and payment of fees. This initial line with Heller also provided for the buy-back of 16 properties presently leased from Meditrust (for up to $26 mm) and required that the properties acquired be pledged as additional collateral bringing the total number of pledged properties to 32. All but one of our then unencumbered properties were subject to a negative pledge in favor of Heller which generally requires that the net proceeds of any sale or financing of these properties be used to retire the debentures or repay other debt as agreed to by Heller. Additional credit, if it became necessary, would presumably have been available to buy back additional bonds or leaseholds. ON MAY 15, 2001, WE EXECUTED A TERM SHEET WITH HELLER, AGREEING TO MODIFY THE CREDIT FACILITY TO PROVIDE THAT THE PROCEEDS COULD BE USED TO PAY $3.0 MM OF THE INTEREST DUE THE DEBENTURE HOLDERS AND FOR CERTAIN FEES AND COSTS RELATED TO THE DEBT AND LEASE RESTRUCTURING AND OTHER ANTICIPATED, RELATED EXPENSES. WE AGREED TO ENCUMBER AN ADDITIONAL 10 PREVIOUSLY UNENCUMBERED PROPERTIES TO SECURE THE MODIFICATION. UNDER THE MODIFICATION AGREEMENT, WHICH IS BEING FINALIZED, THE LINE OF CREDIT IS CAPPED AT $20 MM AND, AMONG OTHER THINGS, THERE ARE NO PROCEEDS EARMARKED FOR THE REPURCHASE OF THE MEDITRUST FACILITIES ANY LONGER. DESPITE THAT FACT, WE HAVE BEEN ADVISED BY HELLER THAT FINANCING WOULD BE AVAILABLE FOR THE REPURCHASE. ALSO, UNDER THE MODIFICATION, THE LINE IS TO BE DUE SEPTEMBER 28, 2001 ON THE ASSUMPTION THAT THE COMPANY HAS COMMENCED CHAPTER 11 PROCEEDINGS. A LATER MATURITY DATE IS PRESENTLY BEING NEGOTIATED IN THE EVENT WE DO NOT COMMENCE SUCH PROCEEDINGS. THE TAKE-OUT OF THE LINE WOULD OCCUR ONCE THE COURT APPROVES OUR DEBTOR-IN-POSSESSION FINANCING. HELLER HAS EXPRESSED AN INTEREST IN PROVIDING THAT FINANCING.

     - We currently have 38 Residences that are not subject to leases or financing although all but one are subject to the negative pledge in favor of Heller. In addition, eight residences have been pledged to secure the Class Action settlement but will be released upon payment due the end of October, 2001 and thereafter held free and clear.


              Summary Property Schedule Through Heller Transactions
              -----------------------------------------------------

          Initial Heller Line:
          --------------------

              70 leased
              48 unencumbered (47 subject to negative pledge under original
                 Heller Loan Agreement))
              11 secure short-term financing (8-class action; 3-Red bridge loan) 56 secure long-term financing (16 secure initial $20 mm of
                 Heller line)
             ---
             185

          Current Heller Line:
          --------------------

              70 leased
              38 unencumbered (37 subject to negative pledge under modified
                 Heller deal)
              11 secure short-term financing (Heller will be short term when
                 BK filed, and add 26 properties to this line)
              66 secure long-term financing (26 only remain long term if no
                 BK filed before the year maturity date)
             ---
             185

     - Our initial plan was to seek HUD and or FNMA financing on our unencumbered facilities as they become eligible. We began the HUD financing process with Red Mortgage Capital by submitting three facilities to the Texas office last December. Red Capital extended us a bridge of $4.0 mm on this submission. This has proven to



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          be a lengthy process but we believe this refinance transaction will be closed by the mid-June, 2001, and will generate $5.6 mm in proceeds - $4.0 mm of which will go to repay Red Capital's bridge loan. Having successfully processed our "introductory" package through HUD, we planned to process as many facilities as HUD would accept per year until the Heller line was discharged. (See attached schedule of "Anticipated HUD Refinancing"). Once we file the Chapter 11 process, however, HUD will no longer be available to the Company for a period of five years unless its rules change or are waived.

     - We have over $160,000,000 in convertible subordinated debentures trading at less than $.50 due November 2002. ($86 mm) and May 2003 ($75 mm). Our initial assessment was that up to $50 mm face value could be bought back at less than $.60 but that the holders of the remaining debentures would be very difficult to move. To compound the issue, the principal holders have distinctly different economic interests and expectations for their holdings. Thereafter, we anticipated consummating an exchange offer we believed was generally expected by the then current debenture holders. The goal would have been to exchange conversion price and coupon for extended maturity and a discount to face value. The critical issue was whether a meaningful amount of the debentures would be surrendered in a voluntary exchange. In March 2001, however, we concluded that we would still be unable to meet the maturation of the remaining debentures and, therefore, determined to pursue the "pre-negotiated" Chapter 11 process.

     - We currently have 37 leasehold properties with LTC Properties (originally sold to LTC for $87 mm) and 16 similar properties with Meditrust (originally sold for $31 mm). We had an initial understanding regarding the Meditrust Properties at a 20% or better discount (approximately $26 mm) contingent upon the completion of the Heller Financing but subsequently reduced our offer to $24 mm. Meditrust's counter offer was at $26.5 mm but this counter has now expired. We still believe that the purchase of these properties in the $22-24 mm range would result in a meaningful improvement in profitability to the Company. We also believe that some of the LTC properties we now lease may become similarly available in the not too distant future. (See attached "Lease Schedule").


FUTURE OPERATIONS:

     - Many of the Company's facilities are still in fill-up mode and some of them do not appear to be likely to achieve desirable operating levels due to poor demographics or excessive competition (see separate presentation on facilities to be divested). Average occupancy Company wide was 79.8%, 81.4% , 83.1 % and 83.4% for the Quarters ended Jun 30, September 30, December 31, 2000, and March 31, 2001, respectively. We continue to see steady improvement in many facilities and are optimistic that a system-wide average approaching 90% should be attainable within four to six quarters. We do, however, continue to experience the development of new, competition in many of our markets
          - not by the major, public companies, but mostly by local groups and Not-for-profit corporations.

     - A number of our mature facilities were originally built with an eye to expansion. We have a growing number of "at capacity" facilities which were designed to accommodate a nine-unit expansion (although a number of these are presently leased). The cost of these expansions should be at a significant discount to the $65-85,000 expected per unit cost of new construction. In mostly private pay markets, an additional nine units can significantly improve the economics of a residence.

     - The Company is still converting from a development to an operating company and has yet to realize the efficiencies that should be available with a well-tuned and effective corporate support group, an inventory of mostly mature and stable facilities and the experienced field force to manage them. Conversely, there are certain costs we have yet to experience such as those associated with the full staffing of our facilities (some of which



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          have historically run short 1-2 PSA's) and the actual level of necessary repairs and maintenance (since the majority of our facilities were just built within the past three to four years). Additionally, the recent spike in utilities costs has not yet been fully experienced nor offset by price increases of our own.

     - The Company has historically experienced an unacceptable turnover rate of its key field personnel - Program Directors and Personal Care Aides. We seemed to lose good people, once trained, over salary, benefits and the pressure of the job. We have recently increased the Program Directors' salary range to address the realities of the market and we have added Management Assistants to meet the realities of managing both the internal operation and the external marketing of our residences. We will still be below market, however, with our benefits, post proceeding: ie, we do not offer a 401K employer match, we do not have a Section 125 Cafeteria Plan (although we intend to implement one ASAP as its cost is a "no-brainer"), present stock options are worthless and our health plan provides minimum benefits, is high cost to the employee and is not offered to all employees. If we wish to become a high quality service company that retains its good people, we will have to make some concessions here. The Talent+ program currently being implemented should help us attract better people but we will still have to learn how to retain them.

     - Similarly, G & A expenses are at an unacceptable percent of revenue. The Company has already made the easily identifiable reductions and is aggressively assessing each functional area for further reduction. In the meantime, we are generally allowing attrition to run its course and replacing departures only when we have carefully determined the critical nature of the role.

     - Pricing in the assisted living business is a bargain. Where else can you get room in a private suite and board for under $2000 per month, let alone the care? Although we view our market as being highly price sensitive, we believe we can execute a well thought out strategy of regularly scheduled price increases without upsetting many of our markets and, in so doing, extract 1-2% net price gains each year. We are also optimistic that the new tenant assessment tool discussed above will enable us to more accurately assess higher level of acuity where they exist and to charge accordingly which should increase average monthly revenue per tenant by a yet to be determined amount.

     - The entire assisted living industry is currently out of favor with the financial community. Whosoever first emerges from the ashes with adequate funding will be in an enviable position to pursue opportunistic acquisitions. It does not appear that any of the other major organizations (Sunrise excepted) has yet achieved the critical mass to attain optimum overhead absorption so there should be ample opportunity to combine with one or more of these companies on a ""best fit" basis and achieve a significant G&A "strip out."

     - With an inventory of well-occupied facilities will come the experience and knowledge to create additional products and services and thereby incremental revenue streams which should carry an attractive margin.

     -    Post-proceeding, our focus will be on:

          1. Running our facilities at the highest possible levels of resident and family satisfaction, regulatory compliance and profitability.

          2. An aggressive campaign of price increases - whatever the market will bear as fast as it will take it.

          3. Reducing G&A wherever possible. We are presently in the midst of a major IT development project which we believe will be largely finished by year-end. We have engaged the Gartner group to help us assess the credibility of this program and the effectiveness of the Company's IT department. We believe, however, that this project will result in significant benefit to the Company in AR management and training and communication.



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               We have engaged KPMG to assist us in analyzing our accounting and
               AR organization. WE MUST REMEMBER, HOWEVER, THAT WE ARE STILL AN ORGANIZATION OF 185 FACILITIES IN 16 STATES. FROM AN OVERHEAD PERSPECTIVE, THERE IS LITTLE DIFFERENCE BETWEEN OUR 40 UNIT PROPERTIES AND 200 UNIT PROPERTIES.

          4. Achieving a major improvement in the retention of key facility staff. We are now implementing a structured recruitment process that is designed to help us select candidates who are more likely to perform and remain with the Company.

          5. The pursuit of New Business Development opportunities: currently underway are Day Respite Programs, the implementation of additional nursing services on a fee-for-service basis, the establishment of primary care clinics in our residences and a specialized wellness program for seniors.

          6. Rationalizing our geographic concentration to achieve the best possible cost effectiveness of necessary overhead. We will have to either get serious about a presence in the southeast or get out if it. Given the regulatory and competitive climate in South Carolina and the liability insurance costs in Florida, getting out seems to be the intelligent thing to do assuming we can get a decent price. We would also be highly interested in a combination with an organization that brings larger facilities in major communities. We believe this would allow the combined company to achieve a much more cost-effective field management and marketing organization.


QUESTIONS FOR THE COMMITTEE:

     - What is your reaction to the potential buy-back of the Meditrust leases at $24-25 mm? At any price?

     -    Should the Company continue as a public company post-proceeding?

     -    What are your thoughts on Board and governance, post-proceeding?

     -    How much debt should the Company carry post-proceeding?




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